EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-125740, 333-116969, 333-71328, and 333-100233 on Form S-8 and in Registration Statement Nos. 333-111573, 333-109096, 333-80384, 333-21493 and 333-62929 on Form S-3 of I-Flow Corporation of (1) our report dated March 3, 2006 relating to the financial statements and financial statement schedule of I-Flow Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement to reflect the November 1, 2003 sale of the Spinal Specialties, Inc. businesses as discontinued operations and (2) our report on internal control over financial reporting dated March 3, 2006 (which report expresses an unqualified opinion) appearing in this Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Costa Mesa, California
March 3, 2006